CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 15, 2016 in this Registration Statement on Form N-1A, relating to the financial statement of Centerstone Investors Fund (the “Fund”), a series of Centerstone Investors Trust, as of April 8, 2016, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm,” “Portfolio Holdings Information,” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 15, 2016